ARROW ELECTRONICS, INC. 9151 EAST PANORAMA CIRCLE CENTENNIAL, CO 80112 303-824-4000	NEWS

Exhibit 99.2

Arrow Electronics, Inc. Appoints Deidra C. Merriwether as President and Chief Operating Officer

Proven Distribution Leader Joins Executive Team

CENTENNIAL, COLO. (BUSINESS WIRE) – Aug. 6, 2026 – Arrow Electronics, Inc. (NYSE:  ARW) today announced the appointment of Deidra C. (Dee) Merriwether to the new position of president and chief operating officer, effective Sept. 8, 2026, reporting to William F. Austen, interim chief executive officer.  Merriwether will be responsible for leading Arrow’s global business segments and logistics organizations.  With this announcement, the company augments its executive team and strengthens succession planning.

“We are delighted that Dee is joining Arrow as president and chief operating officer.  Her extensive experience in distribution combined with her successful track record leading commercial, operational, and financial teams make her an ideal leader to join Arrow at this time to support our terrific teams driving profitable growth and value creation for stakeholders,” said Steven H. Gunby, chairman of the Arrow board of directors.

Merriwether brings a robust background in broad-based business management and optimized performance results.  Before joining Arrow and since 2021, she served as the senior vice president and chief financial officer of W.W. Grainger, Inc. and prior to that as the senior vice president and president, North American sales and services, and other roles of increasing responsibility since 2013.  From 2002 to 2013, she held roles of increasing responsibility in general management and finance at Sears Holdings Corporation, departing as chief operating officer, retail formats, in 2013.  She started her career as an engineer and production leader at Eli Lilly and Company and gained valuable accounting and mergers and acquisition experience at PricewaterhouseCoopers International Limited.

“I am thrilled to welcome Dee to Arrow and our executive team.  She brings exceptional depth with her more than two decades of substantive distribution, sales channel, operations, and finance experience, with a demonstrated talent for innovation, versatility, leadership, and performance results.  Further, she has the qualities we seek in our leaders -- she is humble, approachable, transparent, and driven by purpose and values to deliver results for our suppliers, customers, employees, and investors,” said Austen.

Merriwether holds a Master of Business Administration from Indiana University’s Kelley School of Business and a Bachelor of Science degree with a major in chemical engineering from North Carolina Agricultural and Technical State University.  She currently serves on the board of Weyerhaeuser Company as an independent director and member of the audit committee and governance & corporate responsibility committee.

About Arrow Electronics

Arrow Electronics (NYSE:ARW) sources and engineers technology solutions for thousands of leading manufacturers and service providers. With 2025 sales of $31 billion, Arrow’s portfolio enables technology across major industries and markets. Learn more at arrow.com.

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